Tel: 604 688 5421	BDO Canada LLP
Fax: 604 688 5132	600 Cathedral Place
www.bdo.ca	925 West Georgia Street
Vancouver BC V6C 3L2 Canada

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8, (No. 333-133552 and No. 333-114904) of Destiny Media Technologies Inc. of our report dated November 28, 2012 relating to the consolidated financial statements which appear in this Form 10-K.

/s/ BDO CANADA LLP

Vancouver, Canada
November 28, 2012

BDO Canada LLP, a Canadian limited liability partnership, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.